EXHIBIT 10.30

                                [EVCI Letterhead]

Dr. Arol I. Buntzman
c/o EVCI Career Colleges Holding Corp.
1 Van Der Donck Street, 2nd Floor
Yonkers, NY 10701

                                          March 31, 2005

Dear Dr. Buntzman:

      This letter, when countersigned by you, amends your Employment Agreement entered into as of January 1, 2003 with EVCI Career Colleges Holding Corp. (the "Employment Agreement"). All defined terms in the Employment Agreement shall have the same meanings herein. All references herein to a "section" means the section of the Employment Agreement unless the context requires otherwise.

      1. In lieu of the first sentence of Section 2.1, the following is hereby inserted:

      For his services pursuant to this Agreement, EVCI will pay Chairman a salary at the annual rate of $ 630,000 (Salary").

      2. Section 2.2 is hereby renumbered 2.3 and the following is hereby added as Section 2.2:

      2.2. EVCI will pay Chairman an annual cash bonus and make an annual option grant bonus based on the percentage increase in EVCI's consolidated income from operations ("IFO") each fiscal year over the immediately preceding fiscal year. Consolidated income from operations is determined after having accrued and, therefore, expensed the full amount of all cash bonuses awarded or earned, including pursuant to this Agreement, and after having expensed the compensation cost of all outstanding options, including as required by SFAS 123(R) for periods after EVCI is required to adopt SFAS 123(R). In computing income from operations for the comparison of 2005 to 2004, the results from operating the Pennsylvania School of Business, Inc. and any other acquisition made in 2005 shall be excluded.

            (a) If the percentage increase in IFO is 25%, the cash bonus will be $ 790,000. If the percentage increase in IFO is more or less than 25%, the cash bonus will be adjusted by multiplying $ 790,000 by a fraction, the numerator of which is the percentage increase in IFO and the denominator of which is 25%.

Dr. Arol I. Buntzman
March 31, 2005

            (b) If the percentage increase in IFO is 25%, the number of shares covered by the option grant will be 288,032. If the percentage increase in IFO is more or less than 25%, the option grant will be adjusted by multiplying 288,032 by a fraction, the numerator of which is the percentage increase in IFO and the denominator of which is 25%.

            (c) Option grants earned with respect to a fiscal year shall be made promptly, but not less than 48 hours, after EVCI has publicly announced its audited results of operations for the fiscal year and the enrollment numbers for its schools for the spring semester of the immediately succeeding fiscal year. The options that are granted will vest over three years in equal annual installments and will otherwise be governed by EVCI's incentive stock plan in effect and form of non-qualified stock option agreement in use pursuant to such plan when the options are granted.

      3. Section 3 is hereby amended to provide that the Employment Term will end on December 31, 2007.

      4. Except as specifically amended above the Employment Agreement shall remain in full force and effect.

                                          Very truly yours,

                                          EVCI CAREER COLLEGES HOLDING CORP.

                                          By:  /s/ Dr. John J. McGrath
                                               -----------------------
                                               Dr. John J. McGrath
                                               CEO and President

Agreed:

/s/ Dr. Arol I. Buntzman
------------------------
Dr. Arol I. Buntzman